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                                                                       EXHIBIT 5
                               February 19, 1999

iMALL, Inc.
233 Wilshire Boulevard, Suite 820
Santa Monica, California 90401

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for iMALL, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,250,000 shares of the Company's Common Stock, par value $.008 per share (the "Shares") issuable upon the exercise by certain directors, officers, key employees and consultants of the Company of certain options and stock appreciation rights granted under the Company's 1997 Stock Option Plan, as amended (the "Plan"), pursuant to the Company's Registration Statement on Form S-8 about to be filed with the Securities and Exchange Commission (the "Commission").

     In our capacity as your special counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals of such documents, corporate records and other instruments, and have obtained from officers of the Company and agents thereof such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion.

     For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons executing such documents, the authenticity or the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the accuracy and completeness of all corporate records made available to us by the Company and of all public records we have reviewed.

     Our opinion herein is limited to the effect on the subject transaction only of the laws of the State of Nevada. We express no opinion concerning and assume no responsibility regarding the applicability to, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within the state, and we express no opinion herein concerning any federal laws, including any federal securities laws, or any state securities or blue sky laws.

     On the basis of the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and, when and to the extent the Shares are registered under the Act and are issued and sold in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Yours very truly,

                                       SCHRECK MORRIS